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                   [FASKEN MARTINEAU DUMOULIN LLP LETTERHEAD]


                                                                     Exhibit 5.2





September 10, 2004



MAAX CORPORATION
1010 Sherbrooke Street West
Suite 1610
Montreal, Quebec
H3A 2R7, Canada

Dear Sirs:


Re: Registration of US $150,000,000 9.75% Senior Subordinated Notes due 2012 issued by MAAX Corporation
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We have acted as special Canadian counsel to 4200217 Canada Inc. ("4200217"),
MAAX Canada Inc. ("MAAX Canada"), Cuisine Expert - C.E. Cabinets Inc. ("Cuisine"), 9022-3751 Quebec Inc. ("3751 Quebec"), MAAX Spas (Ontario) Inc. ("Spas Ontario") and MAAX Spas (B.C.) Inc. ("Spas BC") in connection with the issue and sale by MAAX Corporation (the "Company") on June 4, 2004 of US $150,000,000 9.75% senior subordinated notes (the "Notes") due 2012 pursuant to a purchase agreement (the "Purchase Agreement") entered into on May 27, 2004 between Goldman, Sachs & Co., Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the purchasers listed in
Schedule 1 to the Purchase Agreement (hereinafter collectively referred to as the "Purchasers"). The Notes are guaranteed by 4200217, MAAX Canada, Cuisine, 3751 Quebec, Spas Ontario and Spas BC (collectively, the "Guarantors") pursuant to an indenture entered into on June 4, 2004 between MAAX Corporation, the Guarantors, certain other guarantors and U.S. Bank Trust National Association (the "Indenture").

In giving our opinions, we have examined, inter alia, originals or copies certified or authenticated to our satisfaction of the following documents:


(a)  the  articles  and  by-laws  of each of the  entities  referred  to in
     Schedule 1 and Schedule 2 hereto certified to be those currently in effect;


(b) certificates of compliance issued by Industry Canada (the "Certificates of Compliance") dated September 7, 2004 in respect of 4200217 and MAAX Canada;



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(c)  Certificates of Compliance dated September 8, 2004 in respect of Cuisine,
     Spas Ontario and Spas BC;

(d) certificates of attestations dated September 7, 2004 issued by The Enterprises Registrar (the "Certificates of Attestations") in respect of each of the entities referred to in Schedule 3 hereto;

(e) a certificate of status dated September 7, 2004 issued by the Registrar under the Business Corporations Act (Alberta) (the "Certificate of Status") in respect of MAAX Canada;

(f) a certificate of good standing dated September 8, 2004 issued by the Registrar of Companies (British Columbia) (the "BC Certificate of Good Standing") in respect of MAAX Canada;


(g) the exchange and registration rights agreement entered into on June 4, 2004 among MAAX Corporation, the Guarantors, certain other guarantors and the Purchasers (the "Registration Rights Agreement");

(h)  the Indenture and the Notes issued thereunder;

(i) the note guarantee (the "Note Guarantee") dated June 4, 2004 entered into by each of the Guarantors for the purposes of guaranteeing the obligations of the Company and each of the guarantors under the Indenture;

(j) certified extracts dated September 10, 2004 of resolutions adopted on June 4, 2004 by the board of directors of each of the entities referred to in Schedule 1 and Schedule 2 hereto in connection with the issuance of the Notes;

(k) certificates of officers of each of the entities referred to in Schedule 1 and Schedule 2 hereto dated September 10, 2004 confirming that, as of the date hereof, no amendment was made to the Registration Rights Agreement, the Indenture, the Note and the Note Guarantee; and

(l) certificates of officers of each of the entities referred to in Schedule 1 and Schedule 2 hereto dated September 10, 2004 regarding the jurisdictions where each such entities carries on business.

The Registration Rights Agreement, the Indenture, the Notes and the Note Guarantee are hereinafter collectively referred to as the "Offering Documents".



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In our examination of such documents, we have assumed, without independent investigation or verification:


     (a) the capacity of all individuals, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, photostatic, facsimile or electronically retrieved copies; and


     (b) the completeness, truth and accuracy of all facts set forth in official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

We are qualified to practice law in the Provinces of Quebec, Ontario, Alberta and British Columbia (the "Provinces") and, express no opinion as to laws of any jurisdiction other than those applicable in the Provinces and the federal laws of Canada applicable therein, as such laws exist and are construed as of the date hereof (the "Applicable Laws"), and do not assume responsibility to inform the addressee hereof of any change in law subsequent to this date that does or may affect the opinions we express herein.

Our opinions expressed in paragraphs 2, 2, 3, 7, 8, 9 and 10(i) are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein. Our opinion expressed in paragraph 4 is limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein. Our opinion expressed in paragraph 5 is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Our opinion expressed in paragraph 6 is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Our opinion expressed in paragraph 1 as it relates to the existence of the company is based solely on a Certificate of Attestation and we have assumed that such certificate bearing today's date would be available if requested.

Our opinion expressed in paragraph 2 as it relates to the existence of the corporations referred to in Schedule 2 is based solely on the Certificates of Compliance and we have assumed that such certificates bearing today's date would be available if requested.

Our opinion expressed in paragraph 3 is based solely on the Certificates of Attestations and we have assumed that such certificates bearing today's date would be available if requested.

Our opinion expressed in paragraph 4 as it relates to the extra-provincial registration of MAAX Canada in Alberta is based solely on the Certificate of Status and we have assumed that such certificates bearing today's date would be available if requested.



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Our opinion expressed in paragraph 5 as it relates to the extra-provincial registration of MAAX Canada is based solely on the BC Certificate of Good Standing and we have assumed that such certificate bearing today's date would be available if requested.

Our opinions expressed in paragraphs 4, 5 and 6 as they relate to the jurisdictions where such entities carry on business are based solely on officers' certificates referred to in paragraph (l) above.

Our opinions expressed in paragraph 10, as they relate to Applicable Laws exclude the securities laws of the Provinces. For the purposes of our opinions, the expression "securities laws" means the Securities Acts or equivalent legislation enacted and in full force and effect as of the date hereof in each of the Provinces, the regulations made thereunder, the published rules, policy statements, multilateral instruments, national instruments, blanket orders and notices in force and effect as of the date hereof and decisions made or issued by the securities commissions, the Canadian Securities Administrators or stock exchanges, where applicable, of the Provinces.

For the purposes of our opinions expressed in paragraph 10(ii), we have assumed that the construction, meaning and interpretation of the Offering Documents under New York law would be the same as under any of the Applicable Laws. However, our opinions expressed in that paragraph do not apply with respect to:
(i) reference in the Offering Documents to any statute law, decree, order or rule of any governmental or regulating body, agency or similar entity, other than one constituting, established under, or governed by any of the Applicable Laws; and (ii) any legal concept which is non-existent under or incompatible with the Applicable Laws.

No opinion is given herein on the enforceability of the Offering Documents.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:


1. 3751 Quebec is a company incorporated and validly subsisting under the Companies Act (Quebec).

2. Each of the entities referred to in Schedule 2 hereof is a corporation incorporated or continued and validly subsisting under the Canada Business Corporations Act ("CBCA").

3. Each of the entities referred to in Schedule 3 is registered under the Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Quebec) (the "Act") and, as of September 7, 2004, was not in default to file an annual declaration under such Act, was not in default to comply with a request made to it under Section 38 of the Act and was not in the process of being dissolved.


4. MAAX Canada carries on business in Alberta and is a valid and subsisting extra-provincial corporation in Alberta.





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5.   MAAX Canada carries on business in British Columbia and is an extra-provincial company duly registered under the laws of the Province of British Columbia.

6. Spas Ontario carries on business in Ontario without the need to obtain a license under the Extra-Provincial Corporations Act (Ontario) and has filed an initial return pursuant to the Corporations Information Act (Ontario).

7. Each of the entities referred to in Schedule 1 and Schedule 2 hereto has the requisite corporate power and authority to enter into, deliver and perform its obligations under the Offering Documents to which it is a party;

8. Each of the entities referred to in Schedule 1 and Schedule 2 hereto has taken all corporate action necessary to authorize the execution and delivery by it of the Offering Documents to which it is a party and the performance of its obligations thereunder.


9. Each of the entities referred to in Schedule 1 and Schedule 2 hereto duly executed and delivered the Offering Documents to which it is a party.


10. Neither the execution and delivery of the Offering Documents by each of the entities referred to in Schedule 1 and Schedule 2 hereto to which it is a party, nor the consummation of the transactions contemplated therein (i) conflicts with or results in a violation of the provisions of such entity's constating documents, by-laws or the laws governing their existence; or
     (ii) to the extent subject to or regulated by any of the Applicable Laws, if any, is prohibited by or contravenes any of the Applicable Laws.

Our opinions expressed herein can only be relied upon by the party to whom they are addressed, except that said opinions may be relied upon by Kaye Scholer LLP in connection with the filing of a registration statement (the "Registration Statement") to qualify the Notes. Our opinions may not be quoted from or referred to in another document without our prior written consent. We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP



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                                   SCHEDULE 1


9022-3751 Quebec Inc.





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                                   SCHEDULE 2



         Cuisine-Expert - C.E. Cabinets Inc.

         MAAX Spas (Ontario) Inc.

         MAAX Spas (B.C.) Inc.

         MAAX Canada Inc.

         4200217 Canada Inc.



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                                   SCHEDULE 3


         MAAX Canada Inc.

         MAAX Spas (B.C.) Inc.

         9022-3751 Quebec Inc.

         Cuisine Expert - C.E. Cabinets Inc.

         4200217 Canada Inc.